FLORIDA DEPARTMENT OF STATE
Division of Corporations

December 30, 2015

Re: Document Number P15000068165

The Articles of Merger were filed December 30, 2015, effective December 31, 2015, for NEXT GROUP HOLDINGS, INC., the surviving Florida entity.

Should you have any further questions concerning this matter, please feel free to call (850) 245-6050, the Amendment Section.

Rebekah White
Regulatory Specialist II
Division of Corporations

Letter Number: 215A00027203

FILED

15 DEC 30 AM 10: 04

SECRETARY OF STATE
TALLAHASSEE FLORIDA

ARTICLES OF MERGER
OF

Pleasant Kids, Inc.
(a Florida corporation)

WITH AND INTO

NEXT GROUP HOLDINGS, INC.
(a Florida corporation)

Pursuant to Section 607.1105
of the Florida Business Corporation Act

Pursuant to Section 607.1105 of the Florida Business Corporation Act (the "FBCA"), these Articles of Merger provide as follows:

ARTICLE I
State of Incorporation; Surviving Corporation

The name and state of incorporation of each of the constituent corporations of the merger is as follows:

Name	State of Incorporation	Document Number
Pleasant Kids, Inc.	Florida	P05000130265
Next Group Holdings, Inc.	Florida	P15000068165

Next Group Holdings, Inc., a Florida Corporation, shall be the surviving corporation.

ARTICLE II
Plan of Merger

The Agreement and Plan of Merger providing for the merger of Pleasant Kids, Inc. ("NGH Acquisition") with and into Next Group Holdings, Inc. ("Next Group"), is attached hereto as Exhibit A (the "Agreement and Plan of Merger").

ARTICLE III
Approval of the Plan

The Board of Directors of Next Group Holdings, Inc. and NGH Acquisition Corp. reviewed, considered and, on December 28, 2015 pursuant to an action by unanimous written consent in accordance with Section 607.0821 of the

FBCA, duly adopted the Agreement and Plan of Merger, and presented the Agreement and Plan of Merger to the shareholders of Next Group Holdings, Inc. in accordance with Section 601.1101 of the FBCA. Thereafter, the sole shareholder of NGH Acquisition adopted and approved the Agreement and Plan of Merger on December 28, 2015 pursuant to an action by written consent in accordance with section 607.0704 of the FBCA.

The Board of Directors of Pleasant Kids, Inc., reviewed, considered and, on December 28, 2015 pursuant to an action by unanimous written consent in accordance with Section 607.0821 of the FBCA, duly adopted the Agreement and Plan of Merger, and presented the Agreement and Plan of Merger to the sole shareholder of NGH Acquisition Corp. In accordance with Section 607.1101 of the FBCA. Thereafter, the sole shareholder of NGH Acquisition Corp adopted and approved the Agreement and Plan of Merger on December 28, 2010 pursuant to an action by written consent in accordance with Section 607.0704 of the FBCA

ARTICLE IV
Effective Time

These Articles of Merger shall become effective on the date and 3:00 p.m. on December 31, 2015

[Signatures on Next Page]

IN WITNESS WHEREOF, the undersigned duly authorized officers of the constituent corporations have caused these Articles of Merger to be executed this 30th day of December 2015

Pleasant Kids, Inc., a Florida Corporation

By: */s/ Arik Maimon*
Name: Arik Maimon
Title: CEO and President

NEXTGROUP HOLDINGS, INC., a Florida Corporation

By: */s/ Arik Maimon*
Name: Arik Maimon
Title: CEO and President

ACTION BY WRITTEN CONSENT OF DIRECTORS

BY THE BOARD OF DIRECTORS

OF

PLEASANT KIDS, INC.

(the "Company")

A Florida Company

The undersigned, being all of the directors (the "Directors") of Pleasant Kids, Inc., a Florida Company, (the "Company") hereby waives the calling or holding of a meeting of the Board of Directors of the Company, consents in writing, as of December 28, 2015 and effective as of August 15, 2015, pursuant to the Bylaws of the Company and the Florida Business Companies Act, hereby consents to the following actions of the Company.

A. The Company wishes to adopt and approve the actions (the "Actions") set forth fully herein as it deems the Actions to be in the best interests of the Company on a going-forward basis.
B. This Resolution of the Company's Board of Directors shall become effective immediately.

IT IS RESOLVED THAT:

1. **AGREEMENT AND PLAN OF MERGER.**

RESOLVED, that the Company is authorized to enter into the Agreement and Plan of Merger ("Agreement") by and between NGH Acquisition Corp, a wholly owned subsidiary of the Company, and Next Group Holdings, Inc., a company incorporated under the laws of the State of Florida ("NEXT"), and the shareholders of NEXT (the "Selling Shareholders") pursuant to a Agreement by and among the Company, NGH Acquisition Corp, NEXT and the Selling Shareholders. The Company will acquire 100% of the issued and outstanding securities of NEXT in exchange for the issuance of 177,539,180 shares of PLKD restricted common stock, par value $0.001 per share, and 8,600,000 shares of PLKD Series B Preferred Stock. As a result of the Agreement the Selling Shareholders will acquire approximately 80% of the Company's currently issued and outstanding shares of common stock. Upon completion of the Agreement, NEXT will become the wholly-owned subsidiary and the Company acquired the business and operations of NEXT. The Agreement is to be completed contingent on the successful financial audit of Next Group Holdings, Inc., in the form as attached; hereto, as Exhibit A;

RESOLVED FURTHER, that facsimile copy of this Resolution signed by any and/or all Directors shall have the same binding and legal effect as an original of the same.

RESOLVED FURTHER, that this Resolution may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one in the same instrument.

RESOLVED FURTHER, that the officers of this Company are hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this Company.

2. **SHARE ISSUANCE**

RESOLVED, that the Company be and hereby is authorized to issue the following shares of common stock for the reasons set forth below:

177,539,180 shares of restricted common stock to Shareholders of Next Group Holdings, Inc., as listed below, which are being issued in relation to the Agreement and the cancellation of the listed Shareholders shares in Next Group Holdings, Inc.

RESOLVED FURTHER: That the registrar and transfer agent of the Company is authorized to issue certificates representing said Shares as follows:

Name of Shareholder	No. of new PLKD Common Shares to be Issued 177,539,180	Percent of Total Shares Issued as part of this Agreement
Arik Maimon	85,673,306	48.256%
Laivi Forta	2,064,780	1.163%
Natali Dadon	2,064,780	1.163%
Michael De Prado	14,606,148	8.227%
Ali Guven Kivilcim	16,776,736	9.448%
Huseyin Kizanliki	50,319,929	28.343%
Vedat Kalkuz	1,031,502	0.581%
Larry Kolb	1,031,502	0.581%
David Bernard	2,064,780	1.163%
Deng Ventures, LLC	1,393,682	0.785%
Jung M. Park	514,863	0.290%
Totals	**177,539,180**	**100.00%**

RESOLVED FURTHER, That the Company be and hereby is authorized to transfer the following shares of Series B Preferred Stock for the reasons set forth below:

8,600,000 shares of Series B Preferred Stock to Shareholders, as listed below, which are being issued in relation to the Agreement and the cancellation of the listed Shareholders shares in Next Group Holdings, Inc.

RESOLVED FURTHER: That the registrar and transfer agent of the Company is authorized to issue certificates representing said Shares as follows:

Name of Shareholder	No. of new PLKD SERIES B Preferred Stock Shares to be Issued 8,600,000	Percent of Total Shares Issued as part of this Agreement
Arik Maimon	4,150,016	48.256%
Laivi Forta	100,018	1.163%
Natali Dadon	100,018	1.163%
Michael De Prado	707,522	8.227%
Ali Guven Kivilcim	812,528	9.448%
Huseyin Kizanliki	2,437,498	28.343%

Vedat Kalkuz	49,966	0.581%
Larry Kolb	49,966	0.581%
David Bernard	100,018	1.163%
Deng Ventures, LLC	67,510	0.785%
Jung M. Park	24,940	0.290%
Totals	**8,600,000**	**100.00%**

3. **APPOINTMENTS / RESIGNATIONS**

RESOLVED: That the Company has received notice of resignation from Mr. Robert Rico as the Company's current, Chief Executive Officer and as a Director.

RESOLVED FURTHER: That the resignation of Mr. Robert Rico, as the Chief Executive Officer and as a Director, shall become effective immediately upon the execution of this Resolution.

RESOLVED FURTHER: That the Company has received notice of resignation from Mr. Calvin Lewis as the Company's current, President and as a Director.

RESOLVED FURTHER: That the resignation of Mr. Calvin Lewis, as the President and as a Director, shall become effective immediately upon the execution of this Resolution.

RESOLVED FURTHER: That the Company has received notice of resignation from Mr. Kenneth Weidrich as Director of the Company.

RESOLVED FURTHER: That the resignation of Mr. Kenneth Weidrich, as a Director, shall become effective immediately upon the execution of this Resolution.

RESOLVED FURTHER: That Arik Maimon, is hereby appointed as President, Chief Executive Officer, and a Director for the Company to serve until the next annual meeting of the shareholders and/or until his successor is duly appointed.

RESOLVED FURTHER: That by taking the foregoing actions the Company's Board of Directors and Executive Officers shall consist of the following person(s), awn such persons appointments, to their respective office(s), are confirmed and/or ratified hereby:

Arik Maimon .... President
Arik Maimon .... CEO
Arik Maimon ....Director

4. **OMNIBUS RESOLUTION.**

RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized, empowered and directed in the name and on behalf of the Company, to take any and all actions reasonably necessary or appropriate to carry out the intent of the above resolutions, including the execution of documents, issuance of share certificates, warrants, debentures and making any filings with federal and state securities authorities as they deem necessary or appropriate, and that any and all actions taken by the officers in connection therewith are hereby ratified, confirmed, and approved.

CERTIFICATION

I hereby certify that the forcgoing is a true and correct copy of a Resolution duly passed by the unanimous written consent of the Directors of Pleasant Kids, Inc., and that the said Resolution is now in full force and effect.

Robert Rico
Title: Director
Dated: December 28, 2015

Kenneth Wiedrich
Title: Director
Dated: December 28, 2015

Calvin Lewis
Title: Director
Dated: December 28, 2015

NOTARY PUBLIC STATE OF FLORIDA
PERLA AGUILAR-CANTONNET
MY COMMISSION #FF162780
EXPIRES October 3, 2018
(407) 398-0153 FloridaNotaryService.com